Exhibit 99.1

Wynn Resorts Announces Completion of Tender Offer and Consent Solicitation and

Completion of Private Offering of Wynn Las Vegas 4.25% Senior Notes due 2023

LAS VEGAS, May 22, 2013 (BUSINESS WIRE) – Wynn Resorts, Limited (NASDAQ: WYNN) announced today that Wynn Las Vegas, LLC, an indirect wholly owned subsidiary of Wynn Resorts, Limited, completed its previously announced cash tender offer (the “Tender Offer”) for any and all of the 7 7/8% First Mortgage Notes due 2017 (the “2017 Notes”) issued by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”) and a solicitation of consents to certain proposed amendments to the indenture (the “Indenture”) governing the 2017 Notes (the “Consent Solicitation”). The Tender Offer and Consent Solicitation expired at midnight, New York City time, in the evening of May 21, 2013 (the “Expiration Time”), and the issuers have received the requisite consents from holders of the 2017 Notes in connection with the Consent Solicitation to amend the Indenture. At the Expiration Time, valid tenders had been received with respect to approximately $274.7 million of the $500.0 million aggregate principal amount of 2017 Notes outstanding.

Wynn Las Vegas, LLC has accepted for payment all 2017 Notes validly tendered prior to the Expiration Date. On May 22, 2013, tendering holders received the tender offer consideration in the amount of $1,071.45 for each $1,000 principal amount of 2017 Notes tendered.

In connection with the expiration of the Consent Solicitation, on May 22, 2013, the issuers entered into a supplemental indenture (the “Supplemental Indenture”). The Supplemental Indenture became operative when Wynn Las Vegas, LLC accepted for payment the 2017 Notes and the related consents tendered prior to the Expiration Time. The Supplemental Indenture amended the Indenture to eliminate substantially all of the restrictive covenants and certain events of default from the Indenture.

D.F. King & Co., Inc. acted as the information agent and tender agent.

On May 22, 2013, the issuers also completed their previously announced offering of $500.0 million aggregate principal amount of 4.25% Senior Notes due 2023 (the “2023 Notes”). Wynn Las Vegas, LLC used a portion of the net proceeds of the 2023 Notes offering to purchase the 2017 Notes tendered in the Tender Offer. Wynn Las Vegas, LLC intends to satisfy and discharge the Indenture governing the 2017 Notes and use the remaining net proceeds from the 2023 Notes offering to redeem the 2017 Notes not tendered.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the 2017 Notes. The Tender Offer and Consent Solicitation were conducted in accordance with the terms of and subject to the conditions specified in the Offer to Purchase and Consent Solicitation Statement, dated May 15, 2013, and the related Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer and Consent Solicitation.

The 2023 Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Therefore, the issuers may not offer or sell the 2023 Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy the 2023 Notes described in this press release, nor shall there be any sale of the 2023 Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements, including those related to the Tender Offer, the Consent Solicitation and the offering of 2023 Notes. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and Wynn Las Vegas, LLC’ s and Wynn Resorts, Limited’s periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE: Wynn Resorts, Limited

CONTACT:

Wynn Resorts, Limited

Matt Maddox, Chief Financial Officer & Treasurer

702-770-7000

investorrelations@wynnresorts.com